As filed with the Securities and Exchange Commission on August 6, 2009

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

___________________

XL CAPITAL LTD
(Exact name of registrant as specified in its charter)

Cayman Islands (State or other jurisdiction of incorporation or organization)	98-0191089 (I.R.S. Employer Identification No.)

XL House
One Bermudiana Road
Hamilton, HM 11, Bermuda
(Address of Principal Executive Offices)
___________________

XL CAPITAL LTD DIRECTORS STOCK & OPTION PLAN
(AS AMENDED AND RESTATED)

Kirstin Romann Gould, Esq.
Executive Vice President,
General Counsel and Secretary
XL Capital Ltd
c/o CT Corporation System
111 Eighth Avenue
New York, New York 10011
(Name and address of agent for service)

(212) 590-9009
(Telephone number, including area code, of agent for service)
___________________

Copy to:

Kenneth W. Orce, Esq.
Cahill Gordon & Reindel LLP
80 Pine Street
New York, NY 10005-1702
___________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

☑ Large accelerated filer	☐ Accelerated filer
☐ Non-accelerated filer (Do not check if smaller reporting company)	☐ Smaller reporting company

	CALCULATION OF REGISTRATION FEE
Title of Securities to be	Amount to be	Proposed Maximum	Proposed Maximum	Amount of
Registered	Registered	Offering Price Per Share	Aggregate Offering Price	Registration Fee
Class A Ordinary Shares,	450,000 shares(1)	$14.36(2)	$6,462,000.00	$360.58
par value $.01 per share

(1)	Represents an additional 450,000 Shares issuable under the XL Capital Ltd Directors Stock & Option Plan (as amended and restated).

(2)

Pursuant to Rule 457(h)(1) under the Securities Act of 1933, the proposed maximum offering price per share, the proposed maximum aggregate offering price and the registration fee have been calculated based on the basis of the average of the high and low prices reported for the Class A Ordinary Shares reported on the New York Stock Exchange on August 3, 2009.

EXPLANATORY NOTE

We are filing this Registration Statement to register an additional 450,000 of the Company’s Class A Ordinary Shares, par value $0.01 per share (the “Shares”), that may be acquired by Company directors under the amended and restated XL Capital Ltd Directors Stock & Option Plan (the “Plan”).

The amendment of the Plan in order to comply with provisions of the Emergency Economic Stabilization Act of 2008 as described in our Definitive Proxy Statement for our 2009 annual general meeting of holders of our Shares was approved by the holders of our Shares at our 2009 annual general meeting held on April 24, 2009. The full text of the amended and restated Plan is available on the Securities and Exchange Commission’s (the “Commission”) website as an exhibit to our Definitive Proxy Statement on Schedule 14A, filed with the Commission on March 9, 2009. An increase of 150,000 in the number of shares authorized for issuance under the Plan and the amendment and restatement of the Plan as described in our Definitive Proxy Statement for our 2008 annual general meeting of holders of our Shares were approved by the holders of our Shares at our 2008 annual general meeting held on April 25, 2008. The full text of the amended and restated Plan as effective from April 25, 2008 until the subsequent amendment and restatement made on April 24, 2009 is available on the Commission’s website as an exhibit to our Definitive Proxy Statement on Schedule 14A, filed with the Commission on March 17, 2008. An increase of 300,000 in the number of shares authorized for issuance under the Plan and the amendment and restatement of the Plan as described in our Definitive Proxy Statement for our 2003 annual general meeting of holders of our Shares were approved by the holders of our Shares at our 2003 annual general meeting held on May 9, 2003. The full text of the amended and restated Plan as effective from May 9, 2003 until the subsequent amendment and restatement made on April 25, 2008 is available on the Commission’s website as an exhibit to our Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 4, 2003.

We previously filed our Registration Statement on Form S-8 (File No. 333-62137) filed with the Commission on August 24, 1998 (the “Original Registration Statement”) relating to shares issuable under the Plan. Pursuant to General Instruction E to Form S-8, the contents of the Original Registration Statement, including the periodic and current reports that we filed with the Commission after the effectiveness of the Original Registration Statement, are incorporated herein by reference except to the extent supplemented, amended or superseded by the information set forth herein. Any items in the Original Registration Statement not expressly changed hereby shall be as set forth in the Original Registration Statement.

PART II

INFORMATION REQUIRED
IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF
DOCUMENTS BY REFERENCE.

     The following documents filed by XL Capital Ltd (the “Company” or the “Registrant”) with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 are hereby incorporated by reference into this registration statement:

      (i) Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009
(File No. 1-10804);

     (ii) Proxy Statement for the Annual General Meeting of holders of the Company’s Class A Ordinary Shares held on April 24, 2009 (File No. 1-10804);

      (iii) Annual Report on Form 10-K for the year ended December 31, 2008 (File No. 1-10804);

     (iv) The Company’s current reports on Form 8-K dated January 13, 2009, January 23, 2009, February 11, 2009, February 17, 2009, March 3, 2009, March 24, 2009, April 28, 2009 June 9, 2009 and

July 28, 2009 and the Company’s current report on Form 8-K/A dated February 4, 2009; and

     (v) The Company’s current report on Form 8-K filed on August 7, 1998 (File No. 1-10804) relating to the deemed registration of the Ordinary Shares under Section 12(b) of the Securities Exchange Act of 1934 (the “Exchange Act”) pursuant to Rule 12g-3(a) of the Exchange Act and the description of such shares set forth under the caption “Description of XL Capital Ordinary Shares” contained in the Prospectus dated December 1, 2005, as filed with the Commission on July 31, 2008 and as incorporated by reference into the Company’s registration statement on Form 8-A filed on August 6, 2008.

     All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 8. EXHIBITS.

Exhibit Number	Exhibit

4.1	Memorandum of Association of the Registrant (incorporated by reference to Annex G to the Joint Proxy Statement of EXEL Limited and Mid-Ocean Limited dated July 2, 1998 (the “Joint Proxy Statement”).

4.2	Articles of Association (incorporated by reference to Annex G to the Joint Proxy Statement).

5	Opinion of Appleby.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Appleby (included in Exhibit 5).

24	Powers of Attorney.

99.1	Acceptance of Appointment of CT Corporation System as U.S. agent for Service of Process.

ITEM 9. UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Act”);

     (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement (except to the extent the information required to be included by clauses (i) or (ii) is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference into this registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

     (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hamilton and Country of Bermuda, on July 24, 2009.

XL CAPITAL LTD

By:	/s/ Michael S. McGavick
	Name:	Michael S. McGavick
	Title:	Chief Executive Officer (Principal
Executive Officer) and Director

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Michael S. McGavick	Chief Executive Officer (Principal	July 24, 2009
Name: Michael S. McGavick	Executive Officer) and Director

/s/ Brian W. Nocco	Executive Vice President and Chief	July 24, 2009
Name: Brian W. Nocco	Financial Officer (Principal Financial
Officer and Principal Accounting
Officer)

/s/ Dale R. Comey	Director	July 24, 2009
Name: Dale R. Comey

/s/ Robert R. Glauber	Director	July 24, 2009
Name: Robert R. Glauber

/s/ Herbert N. Haag	Director	July 24, 2009
Name: Herbert N. Haag

/s/ G. Thompson Hutton	Director	July 24, 2009
Name: G. Thompson Hutton

/s/ Joseph Mauriello	Director	July 24, 2009
Name: Joseph Mauriello

/s/ Eugene M. McQuade	Director	July 24, 2009
Name: Eugene M. McQuade

/s/ Alan Z. Senter	Director	July 24, 2009
Name: Alan Z. Senter

/s/ Ellen E. Thrower	Director	July 24, 2009
Name: Ellen E. Thrower

/s/ Sir John M. Vereker	Director	July 24, 2009
Name: Sir John M. Vereker

EXHIBIT INDEX

Exhibit
Number	Exhibit

4.1	Memorandum of Association of the Registrant (incorporated by reference to Annex G to the Joint Proxy Statement).

4.2	Articles of Association (incorporated by reference to Annex G to the Joint Proxy Statement).

5	Opinion of Appleby.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Appleby (included in Exhibit 5).

24	Power of Attorney.

99.1	Acceptance of Appointment of CT Corporation System as U.S. agent for Service of Process.